Dear Shareholder,

Since being named Chairman and CEO of Premier Alliance Group, Inc. in May of this year, I have had the opportunity to evaluate the firm’s value propositions and strategies.  As I hope you are aware, our stock price has moved from a low of $0.43 to its current trading range of slightly more than double that.

We believe this positive market reaction is due primarily to our November 2013 acquisition of our cybersecurity firm, root9B.  Every day we read about another cyber-attack at one of our nation’s largest companies.  Around the world, individuals, companies and government entities have been victims of cyber-theft of intellectual property (IP), client identities, and sensitive financial data.   In our estimation, the demand for cybersecurity expertise will grow exponentially in order to meet these challenges.  We firmly believe that root9B is in an optimal position to assist current and future clients in assessing and addressing these threats and will provide a sustainable growth engine for our company.

Our root9B subsidiary is differentiated from the competition in four critical areas.

First, the firm has attracted many of the country’s most highly recognized subject matter experts, most of whom have served within the NSA (National Security Agency).

Second, root9B has proprietary hardware and software designed to combat the new methodologies being utilized by state-sponsored and sophisticated individual hackers.

Third, root9B utilizes an advanced integrated strategy known as active adversarial pursuit that employs hunt capabilities.  We believe root9B’s approach represents a game changer in cyber defense.  Its hunt methodologies allow our clients to execute interactive cyber operations and proactively search for malicious activities within their own networks. In essence, in addition to “KYC,” or “know your customer,” today’s world requires you to “KYA,” or “know your attacker.”

Fourth, root9B is world-renowned for its training curriculum and capabilities, as evidenced by our contractual agreement with Boeing to provide global cybersecurity training and the advanced courses and certifications we provide for mission critical Department of Defense (DOD) personnel.

We strongly believe that root9B’s expertise, game changing approach, technological edge and market potential warrant increased focus, emphasis and resources. Therefore, we intend to reposition our firm to accentuate our increased focus and commitment to cybersecurity and regulatory risk mitigation.  We will begin the repositioning by renaming our firm root9B Technologies, Inc.  We expect the name change, along with a new stock symbol, to become effective within the next 30 days and will notify you accordingly.  Our core competencies within our Business Advisory Solutions Group are ideally positioned to assist corporations in dealing with dramatically increased regulation, such as Sarbanes Oxley and Dodd Frank.

As previously reported, the costs of integrating root9B into our operations and poor performance at our Energy division resulted in significant losses in the second quarter of 2014.   Although we view the former as an appropriate investment in our future and commitment to the capabilities of root9B, the latter is simply unacceptable.  We expect a similar negative third quarter in 2014.  As a result of our ongoing evaluations we will incur a charge in the third quarter, the majority of which is non-cash, of between $7 – 8 million for the full impairment of the remaining goodwill and intangible assets of our energy business and some repositioning charges.  Our repositioning efforts, expansion and full integration of root9B will require additional capital and we are currently addressing those needs.

My personal perspective is to not dwell on the past performance or the past strategic decisions of the firm.  I would like to “clear the decks,” reposition the firm for higher margin growth and to firmly set the company on the path to profitability. I can assure you that our management team is fully committed to those goals and that my focus will be to achieve significant growth, achieve positive earnings and to have our value proposition appreciated within the marketplace as a leader in cybersecurity and regulatory risk mitigation.

Respectfully,

Joseph J. Grano, Jr.